EXHIBIT 10.2

Confidential Treatment Requested.  Confidential portions of this document have been redacted and have been separately filed with the
Securities and Exchange Commission (the “Commission”).

***** Confidential material redacted and filed separately with the Commission.

Dated this 1st day of October 2010

RIG CONSTRUCTION CONTRACT
For 2nd Rig
(Pacific Class 400 jack up drilling rig)

Between

ATWOOD OCEANICS PACIFIC LIMITED
 (as “Buyer”)

and

PPL SHIPYARD PTE LTD
(as “Builder”)

PPL HULL NO. P2032

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

CONTENTS

ARTICLE I
SUBJECT OF THE CONTRACT	8

ARTICLE II
DELIVERY FREE FROM CLAIMS AND LIENS	9

ARTICLE III
CONTRACT PRICE AND PAYMENT	10

ARTICLE IV
MASTER CONSTRUCTION SCHEDULE	12

ARTICLE V
SUBMISSION OF DRAWINGS DURING CONSTRUCTION	13

ARTICLE VI
CHANGE IN LAWS, RULES OR REGULATIONS	15

ARTICLE VII
PROPERTY	16

ARTICLE VIII
TEST AND TRIALS	17

ARTICLE IX
DELIVERY	20

ARTICLE X
FORCE MAJEURE AND PERMISSIBLE DELAYS	23

ARTICLE XI
DAMAGES FOR DELAYS / INCENTIVE FOR EARLY COMPLETION	26

ARTICLE XII
OWNER’S REPRESENTATIVE AND BUILDER’S REPRESENTATIVE	29

ARTICLE XIII
VARIATIONS	31

ARTICLE XIV
INSURANCE OF OWNER’S SERVANTS AND REPRESENTATIVE	35

ARTICLE XV
WARRANTIES	36

ARTICLE XVI
TAXES AND CHARGES	39

ARTICLE XVII
DOCUMENTS TO BE FURNISHED	40

ARTICLE XVIII
CONFLICTS BETWEEN CONTRACT, SPECIFICATIONS AND CONTRACT DRAWINGS	41

ARTICLE XIX
GOVERNING LAW AND DISPUTE RESOLUTION	42

ARTICLE XX
TECHNICAL DISPUTES	43

ARTICLE XXI
SUBCONTRACTING AND SUPPLY	44

ARTICLE XXII
ASSIGNMENT	45

ARTICLE XXIII
INVENTORIES ON THE RIG AT DELIVERY	46

ARTICLE XXIV
INSURANCE	47

ARTICLE XXV
BUILDER’S AND OWNER’S INDEMNITIES	50

ARTICLE XXVI
PATENT INDEMNITIES	51

ARTICLE XXVII
USE OF CRANES	53

ARTICLE XXVIII
EVENTS OF DEFAULT	54

ARTICLE XXIX
COMPLIANCE WITH LAWS	58

ARTICLE XXX
LIMITATION ON BUILDER’S LIABILITY	59

ARTICLE XXXI
MISCELLANEOUS	60

ARTICLE XXXII
EFFECTIVE DATE OF CONTRACT	62

ARTICLE XXXIII
NOTICES	64

ANNEX A
Pacific Class 400 Jack Up Drilling Unit Standard Construction Specification (the “Specifications”).

ANNEX B
Schedule of Rates.

ANNEX C
Variation Order Form.

ANNEX D
Preliminary Construction Schedule.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

RIG CONSTRUCTION CONTRACT

This agreement for the construction of a rig (the “Contract”) is made this 1st day of October 2010.

BETWEEN

ATWOOD OCEANICS PACIFIC LIMITED incorporated under the laws of the Cayman Islands and having its registered office at M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (hereinafter called "Buyer").

AND

PPL SHIPYARD PTE LTD, a Singapore corporation, with its registered office situated at 21, Pandan Road, Singapore 609273 (hereinafter called "Builder").

WHEREAS

A.	Builder has the capability and expertise to design and construct a PPL Pacific Class 400 jack-up drilling unit (the “Rig”) in accordance with the Specifications.

B.	Buyer desires to procure from Builder and Builder is able and willing to construct and deliver one unit of the Rig to Buyer.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

NOW IT IS HEREBY AGREED AS FOLLOWS

DEFINITIONS

In this Contract the following expressions shall have the following meanings hereby assigned to them:

“Affiliate” means any wholly owned subsidiary of Buyer, its holding company or any wholly owned subsidiary of the holding company.

“Article” or “Articles” means the articles herein.

“BFE” means the equipment or materials furnished by Builder.

“Builder” means PPL SHIPYARD PTE LTD.

“Builder’s Representative” means the authorized representative appointed by Builder to act on its behalf pursuant to Article 12.6.

“Buyer” means Atwood Oceanics Pacific Limited.

“Buyer’s Representative” means the authorized representative appointed by Buyer to act on its behalf pursuant to Article 12.1.

“Classification Society” means the American Bureau of Shipping.

“Contract” means the agreement of the parties set out in the Articles herein and the Annexes A to D attached thereto.

“Contract Price” means the amount of the Builder’s compensation for fabricating, outfitting, constructing, testing, completing and delivering the Rig and in performance of the Works as described in Article 3.1.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

“Delivery Date” means the date 31 December 2012 and as such date may be amended or extended from time to time in accordance with this Contract.

“Force Majeure” means the contingencies or circumstances described in Article 10.1.

“Effective Date” means the date when all the conditions under Article 32.2 are met and the Contract becomes effective and legally binding on the parties.

“LIBOR” means the interest rate per annum which Hongkong & Shanghai Banking Corporation, London is offering to prime banks in the London Interbank market for deposits in United States Dollars for a one month period, determined at 11.00am London time, as quoted on the date from which interest is accrued under this Contract.

“OEM” means original equipment manufacturers or vendors who supply any component or equipment forming part of the RIg.

“OFE” means the equipment or materials furnished and delivered to Builder’s shipyard by Buyer at its costs for Builder to incorporate into the Rig.

“Rig” means the Pacific Class 400 jack-up drilling rig as described in the Specifications.

“Specifications” means the B0100-Z100-01 A[1] Revision A[1] dated 5 February 2010 in Annex A and any additions or amendments thereto hereafter agreed between the parties.

“Suspension Notice” means the notice given by Builder pursuant to Article 28.6.

“Termination Notice” means the notice given by Builder pursuant to Article 28.6.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

“UNCITRAL” means United Nations Commission on International Trade Law.

“Variation” means any change, addition, alteration or deletion to the Works by way of a Variation Order as agreed between Buyer and Builder as more fully described in Article 13.1.

“Variation Order” means the agreement in writing executed by Buyer and Builder approving a Variation, as described in Article XIII (Variations) in the form set out in Annex C.

“Warranty Period” means the period of twelve (12) months after the delivery by Builder and acceptance by Buyer of the completed Rig or such longer period as is provided for in Article XV (Warranties).

“Works” shall have the meaning set out in Article II (Delivery Free from Claims and Liens).

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE I

SUBJECT OF THE CONTRACT

1.1
Builder agrees for the consideration and on the terms and conditions herein set forth, to construct, launch, equip, complete, test and deliver in a good and workmanlike manner one (1) unit of Offshore Jack-up Drilling Rig (hereinafter called "Rig") and bearing Builder's Hull number of P2032 for Buyer at Builder's shipyard in Singapore. The Rig is to be constructed in conformity with this Contract and the Specifications.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE II

DELIVERY FREE FROM CLAIMS AND LIENS

2.1
Builder agrees to perform all work necessary to fabricate, construct, launch, equip, complete and test the Rig, in accordance with this Contract and the Specifications, and to deliver the Rig to Buyer free and clear of all liens, security, interests, claims and encumbrances afloat alongside Builder's shipyard, all of which are herein sometimes referred to generally as the " Works".

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

***** Confidential material redacted and filed separately with the Commission.

ARTICLE III

CONTRACT PRICE AND PAYMENT

3.1
In full payment for the Rig and as Builder's compensation for fabricating, launching, equipping, testing, completing and delivering the Rig and in the performance of the Works, Buyer agrees to pay Builder a total consideration (hereinafter referred to as the "Contract Price") of United States Dollars ****** only (US$******) provided however that the said Contract Price shall be subject to adjustment in accordance with the provisions of Article XIII (Variations) and this Article III (Contract Price and Payment).

3.2	The Contract Price shall be paid to Builder in instalments which shall be due and payable as follows:

(a)	US$34,400,000 on execution of contract.

(b)	US$****** on delivery ex-Builder’s yard.

(c)	US$****** – Provisional Cost Sum (“PC Sum”).

The PC Sum shall be used by Builder to make payments on behalf of Buyer in respect of any purchase at Buyer’s request of loose tools, handling equipment, drill string, and consumables for the Rig, together with the related services for these items provided by the vendors (and all such items and services being negotiated by Buyer with the vendors). Buyer shall be obliged to make payment to Builder within fourteen (14) days of any purchases of the aforesaid items from vendors the cost of the same to put Builder in funds such that Builder will be able to make payment to the vendors in time. Builder shall only be obliged to make payments to vendors for the aforesaid items from funds making up the PC Sum in its account received from Buyer.  Builder’s obligation in relation to the items in the PC Sum is limited to placing the relevant purchase orders and making payment if required as aforesaid, and Buyer shall be solely responsible for selecting and negotiating with vendors for the purchase of the aforesaid items.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

***** Confidential material redacted and filed separately with the Commission.

Any amount paid by Buyer to Builder in respect of the PC Sum facility shall in the calculation of the closing accounts on delivery of the Rig be a reduction of the Contract Price. Any un-used portion of the PC Sum shall reduce the Contract Price on delivery of the Rig. For the avoidance of doubt, there shall be no refundment of the un-used portion of the PC Sum as the PC Sum facility is a provisional facility.

3.3	All amounts not paid on due date by Buyer to Builder shall bear interest at United States Dollars LIBOR plus two percent (2%).

3.4
The Contract Price is inclusive of one percent (1%) commission payable by Builder to Pareto Offshore AS (“Pareto”).  For the purpose of clarification and avoidance of doubt, the said commission is calculated on a price of United States Dollars ***** (US$*****) and will be payable by Builder to Pareto from each progress payment received by Builder from Buyer under this Contract in the pro-rated percentage that the one percent (1%) bears to the amount received.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE IV

MASTER CONSTRUCTION SCHEDULE

4.1
A Preliminary Construction Schedule (Annex D) is attached herewith, showing dates for commencement of construction work, key events and delivery of the Rig.  Within thirty (30) days from the Effective Date as defined in Article XXXII (Effective Date of Contract), Builder shall provide to Buyer a Master Construction Schedule (hereinafter sometimes referred to as the “Schedule") which shall set forth in detail:

(a)	dates of delivery of the bulk material and equipment;

(b)	the time table for construction of the Rig; and

(c)	time table for testing and commissioning;

all as per the Specifications.

The Schedule shall be brought up to date as and when there is:

(a)	a change in the construction methodology;

(b)	a permissible delay as per Article X (Force Majeure and Permissible Delays); and

(c)	an extension of time as per Article XIII (Variations).

4.2
In the event the actual progress of the Works is lagging behind the Schedule, Builder shall within fifteen (15) days of a request from Buyer issue a recovery plan to overcome such lagging so that the Delivery Date shall not be affected.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE V

SUBMISSION OF DRAWINGS DURING CONSTRUCTION

5.1
Builder shall be responsible for the design and construction of the Rig in accordance with the requirements specified in Article I and shall prepare and send in duplicate to Buyer for review and comment if any all detailed construction drawings.

These drawings shall be returned from Buyer duly signed by or on behalf of Buyer and bearing Buyer's comments within a period of thirty (30) calendar days from receipt thereof, failing which Buyer shall be deemed to have accepted the drawings with no comments.

In addition, as from the actual commencement of the construction of the Rig, Builder shall send to Buyer a Plan Progress Schedule (PPS) on monthly basis.

5.2
Review of the drawings by Buyer shall not relieve Builder of the responsibility for compliance with the Specifications and satisfactory, efficient and safe operation of the Rig or of any parts thereof.

5.3	Builder shall take monthly progress photographs illustrating the progress of the Rig's construction up to and including trials and delivery.

5.4
Builder shall also supply Buyer with photographs as provided in the Specifications. Additional copies of photographs and transparencies will be made available by Builder at Buyer's request and expense.

5.5
Notwithstanding the foregoing, Builder shall not be required to provide or disclose to Buyer for review or comment any design, calculations, drawings, specifications or information relating to the design and construction of the Rig which are proprietary in nature to Builder and/or its subsidiaries. Builder shall also not be required to submit to Buyer for review or comment any workshop sketches such as for example piping spool drawings, steel material nestings, panel/block fabrications and erection sequences.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

However, Builder must provide Buyer with any calculation or design that Buyer needs to satisfy customers’/clients’ request for information regarding the system or components. Builder shall not be required to give any design or calculation with regards to legs, hulls, or other items which are proprietary to Builder and OEMs.

For the purpose of clarification, proprietary information would include (but is not limited to) the following categories of information:

(a)	basic design and calculation relating to the scantling and performance for the hull, cantilever and drill floor, leg and spud can and helideck;

(b)	global analysis for the Rig;

(c)	naval architecture aspect of the Rig relating to but not limited to motion analysis etc.;

(d)	components designed and manufactured by Baker Marine such as the jacking system, pedestal cranes, and mooring winches;

(e)	vendors’ proprietary information relating to design calculation and know-how for their equipment.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE VI

CHANGE  IN LAWS, RULES OR REGULATIONS

6.1
Save as provided below, it is recognized that should any changes in any applicable international or governmental laws, rules or regulations be made subsequent to the date of this Contract, that make it necessary to modify the Specifications and/or detailed construction drawings for the Rig in order to achieve the agreed classification notation for the Rig, such modifications shall be treated as a Variation pursuant to Article XIII (Variations).

If any modification referred to above resulting from an announcement made during the performance of the Works would be mandatory in order for the Rig to achieve the agreed classification notation, Builder will carry out the modification at its own cost.

If any modification referred to above resulting from an announcement made during the performance of the Works would not be mandatory in order for the Rig to achieve the agreed classification notation, such modification shall be treated as a Variation pursuant to Article XIII (Variations).

6.2
When such changes become necessary, Builder shall notify Buyer of any applicable changes including the required extension of time if any to carry out such changes contemplated under this Article. Such changes shall be accepted by Buyer prior to implementation. In the event that Buyer does not accept such changes including the responsibility to pay Builder for the additional costs and/or the need to grant additional time to Builder as required pursuant to Article XIII (Variations), and such changes are required for the construction of the Rig in terms of its certification and compliance to this Contract, Builder shall not proceed with the Variation and shall be relieved and absolved from any obligations or responsibility whatsoever relating to the failure to carry out such changes, and the consequences arising therefrom  shall be solely with Buyer.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE VII

PROPERTY

7.1
The Rig including all materials purchased and/or delivered to Builder’s shipyard for the construction of the Rig (other than OFE and items purchased using the PC Sum as described in Article 3.2, all of which shall be the property of Buyer) shall at all times until delivery of the Rig be the property of Builder.

Risk of loss or damage in respect of the items enumerated in this Article VII (Property) shall remain with Builder until delivery of the Rig pursuant to Article IX (Delivery).

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE VIII

TEST AND TRIALS

8.1	Builder shall prepare a programme of tests and trials as per the Specifications.

Builder shall be responsible for the preparation and execution of these tests and trials.

Buyer shall be responsible for the tests and trials of the OFE. if any. Builder shall make available personnel to assist tests and trials on OFE.

All materials, labour, tools, instruments, services, fuel, lubricating oil, hydraulic oil and other items as may be necessary to conduct tests and trials on BFE shall be for the account of Builder.

All materials, vendors personnel, tools, instruments, services, fuel, lubricating oil, hydraulic oil and other items as may be necessary to conduct tests and trials on OFE shall be for the account of Buyer.

Buyer shall purchase any fuel, lubricating oil or consumable stores furnished by Builder at the original documented purchase net price thereof, as evidenced by invoices, and settled in accordance with Article 23.1.

8.2
All Works accomplished under the Specifications, including the Rig's main machinery, auxiliary machinery, piping, electrical ventilation and other systems will be thoroughly tested, as far as practical during these tests and trials. All tests and trials shall comply with the requirements of the Classification Society.

8.3
When the Rig is substantially complete, the jacking tests will take place. An inclining experiment shall be conducted to establish the Rig's lightship weight, center of gravity and metacentric height. Inclining experiment for a sister rig, if any, shall not be carried out.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

8.4
Any defect which may develop or become apparent during the course of the tests and trials and for which Builder is responsible, will be made good and retested by Builder at its expense and to the satisfaction of the Classification Society and Buyer's representative.

8.5
If Buyer requires any additional tests and trials which is not covered by or is in addition to that provided under the Specifications, and Builder considers in its reasonable opinion in accordance with industry standards and practices that there is no need to carry out such tests and trials, Buyer may nevertheless instruct Builder to proceed with such additional tests and trials.  If any defect is discovered upon carrying out such additional tests and trials, Builder shall rectify such defect and bear the costs of such additional tests and trials.  However, if no defect is discovered upon carrying out such additional tests and trials, Buyer shall bear the costs of such tests and trials incurred by Builder.

8.6
Buyer's Representative may test the workmanship and materials used in the construction of the Rig and attend and participate in tests and trials on materials and the Rig for which purpose Builder shall give reasonable notice of such tests and trials to Buyer’s Representative. Defects discovered by Buyer’s Representative shall be remedied by Builder. If there is disagreement between Builder and Buyer, the opinion of the surveyor of the Classification Society shall be binding.

8.7
Tests and trials performed by Buyer’s Representative shall not relieve Builder of any of its obligations hereunder. Such tests and trials performed by Buyer, if any, shall be paid for by Buyer and shall not cause any hindrance to the progress of work of Builder.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

8.8
In the event of unfavorable weather on the date(s) specified for the tests and trials, the same shall take place on the first available day thereafter that weather conditions permit.  It is agreed that if, during the tests and trials, the weather should suddenly become so unfavorable that orderly conduct of the tests and trials can no longer be continued in the opinion of the Classification Society surveyor, the tests and trials shall be discontinued and postponed until the first favourable weather condition day next following unless Buyer agrees in writing to accept the Rig (or any component part, equipment or system thereof) on the basis of the tests and trials already made before such discontinuance occurred, subject to acceptance by the Classification Society.  Any delay of the tests and trials in excess of forty eight (48) hours caused by such unfavorable weather conditions shall result in an extension of the Delivery Date by the number of days (or portion thereof) the unfavorable weather conditions cause the tests and trials to be delayed beyond forty-either (48) hours, and Builder shall document the delay and the required extension of the Delivery Date shall be confirmed by a Variation Order to be requested by Builder.  Any delay to the Delivery Date under this Article shall always be subject to the delays actually affecting the delivery of the Rig and in no circumstances shall delays under this Article 8.8 postpone the Delivery Date by more than seven (7) days.

8.9
In the event that Buyer’s Representative is unable to attend on the scheduled date(s) for the tests and trials, provided that Buyer informs Builder within two (2) days of receiving notification of the scheduled date for such tests and trials, Builder shall reschedule the date(s) for tests and trials and shall notify Buyer’s Representative of new date(s) scheduled for tests and trials. Thereafter, Buyer shall be deemed to have waived the Buyer’s Representative’s right to be present, but Buyer may nominate an alternative representative to attend instead of Buyer’s Representative.  In such case, Buyer shall accept the results of such tests and trials or approval of the Classification Society.  The presence or absence of the Buyer’s Representative at any such tests and trials shall not serve to amend, modify or otherwise reduce the obligations of Builder in this Contract.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE IX

DELIVERY

9.1
The Rig shall be delivered by Builder and accepted by Buyer in accordance with this Article IX (Delivery).  Before Buyer accepts delivery of the Rig, the Rig shall have been classed by the Classification Society (as evidenced by the attainment by Builder of an interim classification certificate) as per this Contract and Builder shall have first done the following:

(a)	completed the construction of the Rig in accordance with this Contract and the Specifications;

(b)	completed the tests of the Rig as described in the Specifications and remedied at Builder's sole cost and expense any defects discovered in:

(i)	Builder's workmanship;

(ii)	BFE described in the Specifications; and

(iii)	Builder's installation of any equipment on the Rig,

and performed any additional tests necessary to ensure that such defects have been remedied;

(c)	delivered to Buyer certificates reflecting completion of the Rig in accordance with the Specifications and this Contract; and

(d)	delivered to Buyer all the necessary certificates, either final or preliminary, to clear the Rig through local customs and administrative authorities.

9.2	Delivery of the Rig shall be on or before the Delivery Date.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

9.3
The Rig shall be ready for delivery and Buyer shall accept delivery of the Rig when Builder has secured the interim classification certificate. When Builder has already secured the interim classification certificate, Buyer shall not be entitled to reject the Rig by reason of any defect or non-conformity with the Specifications which from the point of view of international standard shipbuilding, offshore, and shipping practice, is of a minor and insubstantial significance not affecting in any way the safety or operability of the Rig, but in which case Builder shall not be released from the obligation to correct and/or remedy such minor or insubstantial items as soon as practicable after the delivery of the Rig.

9.4	To effect delivery by Builder and acceptance by Buyer of the Rig, Builder and Buyer shall perform the following:

(a)	Builder shall execute a Bill Of Sale in favour of Buyer conveying title of the Rig to Buyer.

(b)	Builder shall deliver to Buyer possession of the Rig afloat, at Builder’s shipyard with free access to the open sea, and at a point where ocean-going tugs are allowed and able to take hold of the Rig.

(c)	The Contract Price (including any adjustments thereto and including the final instalments) shall have been paid in full by Buyer to Builder before delivery of the Rig to Buyer.

(d)
Buyer shall be responsible for registration and documentation of the Rig in the name of Buyer upon the Delivery Date and all expenses incurred with respect thereto shall be paid and be solely for the account of Buyer provided that Builder shall provide all reasonable assistance and documentation that may be necessary for same.  If original certificates are not obtainable at the time of delivery of the Rig, Builder shall furnish Buyer with provisional or interim certificates and as soon as practicable after delivery, Builder shall submit the original certificates to Buyer.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

(e)	Buyer shall provide to Builder a power of attorney (acceptable to Builder acting reasonably) authorizing a person or persons to accept delivery of the Rig for and on behalf of Buyer.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

***** Confidential material redacted and filed separately with the Commission.

ARTICLE X

FORCE MAJEURE AND PERMISSIBLE DELAYS

10.1
If, at any time before the delivery and acceptance of the Rig, either the construction of the Rig or any performance required under the provisions of this Contract and the Specifications as a prerequisite of delivery of the Rig is delayed due to war, blockade, revolution, insurrections, civil commotions, riots, strikes (other than strikes affecting only Builder’s shipyard in Singapore), sabotage, terrorism, lockouts, plague or other epidemics, quarantines, prolonged failure, shortage or restriction of electric current, or import/export embargoes or stop work orders imposed by any government; or due to acts of God including, but not limited to, earthquakes, tidal waves, or typhoons; or by damage or destruction of the shipyard or Works of Builder or its subcontractors or of the Rig, or any part thereof, by fire, flood or other causes beyond the control of Builder; or by delay in deliveries of machinery, equipment or materials supplied by ***** or ***** provided that such machinery, equipment or materials shall have been ordered in due time (based on Builder’s procurement status) by Builder, each of such contingencies shall be deemed to be included in the definition of Force Majeure as used in this Contract, and in the event of delays due to the happening of any of the aforementioned contingencies, the Delivery Date shall be extended for a period of time sufficient to cover such delay. It is agreed, however, that Builder shall make all reasonable efforts to eliminate, resolve or otherwise minimize the effects of Force Majeure.

The Delivery Date may also be extended if the construction of the Rig or any performance required under the provisions of this Contract and Specifications as a prerequisite of delivery of the Rig is delayed by reason of default in performance of this Contract by Buyer or by reason of any act of prevention or breach of this Contract by Buyer.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

10.2
Delays on account of such causes as specified in Article 10.1, or any other delay of a nature which under the terms of this Contract {including but not limited to Articles VI (Change in Laws, Rules or Regulations), X (Force Majeure and Permissible Delays), and XIII (Variations)} permits postponement of the Delivery Date shall be understood to be permissible delays, and are to be distinguished from unauthorized delays on account of which Builder is not entitled to any extension of time.

10.3	All other delays are deemed to be non-permissible delays and unauthorized delays.

10.4
Within seven (7) days after the date of occurrence of any cause of delay, on account of which Builder claims that it is entitled under this Contract to a postponement of the Delivery Date, Builder shall notify Buyer in writing of the date such cause of delay occurred and the reasons therefor. Within fourteen (14) days after the date of occurrence of any cause of delay, on account of which Builder claims that it is entitled under this Contract to a postponement of the Delivery Date, Builder shall notify Buyer of the impact of such delay on the Delivery Date.  Within twenty one (21) days after the date of occurrence of any cause of delay, on account of which Builder claims that it is entitled under this Contract to a postponement of the Delivery Date, Builder shall give a written report to Buyer on the reasons for the postponement of the Delivery Date.

Likewise, within twenty one (21) days after the date of ending of such cause of delay, Builder shall notify Buyer of the date such cause of delay ended. Builder shall also provide Buyer with a revised construction schedule showing the maximum time period by which the time of delivery is postponed by reason of such cause of delay, with all reasonable dispatch, after such cause of delay has ended.  Buyer shall upon receipt of any such notification from Builder provide its comments and reasons for objection if any, within twenty one (21) days, and if no such comments or reasons for objection is received by Builder, Buyer shall be deemed to have accepted Builder’s claim for postponement of the Delivery Date.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

Failure of Buyer to object to Builder’s claim for postponement of the Delivery Date within twenty one (21) days after receipt by Buyer of such notice of claim shall be deemed to be a waiver by Buyer of its right to object to such postponement of the Delivery Date.

10.5
In any event that delays caused by Force Majeure accumulate in aggregate to 90 days, then Builder or Buyer shall be entitled to terminate this Contract and the provisions of Article 28.4 and 28.5 shall apply.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XI

DAMAGES FOR DELAYS / INCENTIVE FOR EARLY COMPLETION

11.1
Builder agrees to prosecute the Works diligently in an expeditious and workmanlike manner. Builder agrees that subject to the provisions of this Contract {including but not limited to Articles VI (Change in Laws, Rules and Regulations), X (Force Majeure and Permissible Delays), and XIII (Variations)}, or by reason of any default in performance of Buyer or any act of prevention or breach of this Contract by Buyer, it shall make delivery of the completed outfitted and tested Rig on the Delivery Date.

11.2
In the event delivery of the completed Rig is delayed beyond the Delivery Date, then Builder shall pay to Buyer as liquidated and agreed damages, the amount of United States Dollars Fifty Thousand Dollars (US$50,000) per day for each and every day the delivery of the Rig is so delayed more than thirty (30) days (grace period) beyond the said Delivery Date, subject to a maximum of United States Dollars: Five Million Only (US$5,000,000). Such liquidated damages shall be Buyer’s sole and exclusive remedy for delay in the delivery of the Rig and shall be in lieu of all damages, which Buyer may suffer by reason of such delay, it being further understood and agreed that Builder shall not be responsible or liable to Buyer or any third party for any direct, indirect and/or consequential loss or damage (including but not limited to loss of use of the Rig, loss of time, loss of production, loss of profit or earnings, financing costs, loss of other contracts etc.), occasioned by delay in the delivery of the Rig, except for such aforementioned liquidated damages.

***** Confidential material redacted and filed separately with the Commission.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

11.3
Should delivery occur before the Delivery Date following a request in writing from Buyer for earlier delivery of the Rig, then in such event, the final instalment of the Contract Price due under Article 3.2 shall be increased by the sum of US$***** for each full day of early delivery subject to a cap of US$*****, beginning on the day of actual delivery of the Rig until the Delivery Date  (the “Bonus”).

In the event that within 60 days after the Rig commences its first operation after delivery of the Rig, Buyer suffers a loss of revenue exceeding US$***** by reason of down-time on the Rig due to a fault of Builder, Builder shall be required to return the bonus to Buyer to cover Buyer’s loss, but subject always that the amount to be returned shall not exceed the amount of the bonus received by Builder from Buyer.

11.4	Deficiency in variable Loads:

Pursuant to the Specifications, the Jacking Variable Load shall be 2,268 metric tons (“MT”), the Drilling Variable Load shall be 3,401 MT, and the Floating Variable Load shall be 2,268 MT. The Jacking Variable Load, the Drilling Variable Load, and the Floating Variable Load are hereafter also referred jointly or separately as the “Variable Loads”.

If either one or more of the Variable Loads are not achieved, the Contract Price may, subject to the decision of Buyer and as an alternative to Buyer requiring the deficiency to be remedied, be reduced as follows:

(a)	For each full MT reduction in the Floating Variable Load of more than 50MT but maximum 150MT, a reduction of the Contract Price with US$15,000 per MT of reduced capacity.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

(b)	For each full MT reduction in the Jacking Variable Load of more than 50MT but maximum 150MT, a reduction of the Contract Price with US$15,000 per MT of reduced capacity.

(c)	For each full MT reduction in the Drilling Variable Load of more than 50MT but maximum 150MT, a reduction of the Contract Price with US$15,000 per MT of reduced capacity.

(d)	The reductions pursuant to (a) to (c) above are not mutually exclusive. The total reduction of the Contract Price pursuant to this Article shall in any event not exceed US$ 2,250,000.

Every and all downward adjustments of the Contract Price provided in this Article shall be made by Builder on delivery of the Rig.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XII

OWNER’S REPRESENTATIVE AND BUILDER’S REPRESENTATIVE

12.1
Within fourteen (14) days of the Effective Date as described in Article XXXII (Effective Date of Contract), Buyer shall appoint and notify Builder in writing the name of Buyer's Representative.  Buyer may from time to time appoint some other person as Buyer's Representative in place of the person previously so appointed and shall give notice in writing of the name of such other person to Builder without delay.  Such appointment shall be made at such a time and in such a manner as to mitigate as far as possible any adverse effect on the progress of the Works.  Such appointment shall only take effect upon receipt of such notice in writing by Builder.

12.2
Buyer's Representative shall represent and act for Buyer at all times during the currency of this Contract. All notices, instructions, orders, approvals and all other communications under the Contract shall be given by Buyer's Representative, except as herein otherwise provided. All notices, instructions, information and other communications given by Builder to Buyer under the Contract shall be given to Buyer's Representative, except as herein otherwise provided.

12.3
Buyer may send to and maintain at Builder’s shipyard, at its own cost and expense, one or more representatives, but only one of whom shall be duly authorized in writing by Buyer to Builder to be Buyer’s Representative to act on behalf of Buyer

12.4
Buyer undertakes that it shall ensure that the Buyer’s Representative and its other representatives carry out their duties in accordance with common rig building practice and in such a way as to avoid any unnecessary increase in building cost, delay in the construction and delivery of the Rig, and/or disturbance in the construction schedule of Builder.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

12.5	At all times during the construction of the Rig, Builder shall:

(a)
afford the Buyer’s Representative full access to Builder’s shipyard and shall use its best efforts to secure access to the shipyards of its subcontractors, to view the progress of the construction and to inspect Builder's work;

(b)
provide Buyer's Representative with separate airconditioned working office space complete with desks; furniture; cupboards; meeting rooms; common photocopy machine; telephone; facsimile machine; and broadband connection facility at no extra cost in Builder’s shipyard (the costs for usage of telephone, facsimile, and broadband subscription services shall be paid by Buyer); and

(c)	cooperate with Buyer's Representative so as to keep him informed as to the progress of the Works.

12.6
Within fourteen (14) days of the Effective Date as described in Article XXXII (Effective Date of Contract), Builder shall appoint Builder’s Representative.  Builder may from time to time appoint some other person as Builder’s Representative in place of the person previously so appointed and shall give notice in writing of the name of such other person to Buyer without delay.  Such appointment shall be made at such a time and in such a manner as to mitigate as far as possible any adverse effect on the progress of the Works.  Such appointment shall only take effect upon receipt of such notice in writing by Buyer.

12.7
Builder’s Representative shall represent and act for Builder at all times during the currency of this Contract and shall give to Buyer all Builder's notices, information and all other communications under the Contract.  All notices, instructions, information and other communications given by Buyer to Builder under the Contract shall be given to Builder’s Representative, except as herein otherwise provided.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XIII

VARIATIONS

13.1	All Works shall be performed under the conditions of this Contract, except as it may be modified in the Specifications reflecting the changes as herein provided.

Without invalidating this Contract, Buyer may request in writing Variations by altering, adding to or deducting from the Works to be performed by Builder hereunder as it is delineated in the Specifications.

Builder may also propose in writing to Buyer any modification to the Specifications, which in Builder’s opinion will improve the quality, efficiency, functionality, and design of the Rig, or the bringing forward of the Delivery Date.  Buyer may at its discretion approve or reject Builder’s proposed modifications, and if approved by Buyer, Buyer shall request Builder in writing to proceed with Variation as aforementioned and pursuant to this Article.

A “Variation” shall mean any change in the original Contract intention as deduced from this Contract as a whole describing the Works to be carried out and shall include but is not restricted to:

(a)	an increase or decrease in the quantity of any part of the Works

(b)	an addition to or omission from the Works;

(c)	a change or substitution in the character, quality or nature, or equipment to be used in any part of the Works;

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

(d)	a change in the levels, lines, positions and dimensions of any part of the Works;

(e)	the omission, demolition of, or removal of any part of the Works no longer desired by Buyer;

(f)	a requirement to complete the Works or any phase or part thereof by a date earlier than the Delivery Date (as defined in Article IX (Delivery);

(g)	a deviation from the Specifications.

Notwithstanding the foregoing, it is, however, agreed that no change will be made which affects a change in the General Description (as stated in the Specifications) unless upon the mutual written consent of both Builder and Buyer.

13.2
Upon receiving a written request for Variation from Buyer, if the Variation so requested can be reasonably undertaken having regard to the stage of construction of the Rig, Builder’s and its subcontractors’ work schedule, and Builder’s other commitments at the shipyard, then Builder will submit Buyer in writing within twenty one (21) working days a quotation of the change in the Contract Price and/or Delivery Date (if any) as a result of alterations and adjustments required to the Specifications.

The Variation and adjustment to the Contract Price and time for delivery shall be as follows:

(a)	based on a fair and reasonable agreed lump sum price and time extension to the Delivery Date, if any; or

(b)	(if above lump sum price is not agreed by Buyer) then it shall be based on the Schedule of Rates (Annex B) and an agreed time extension to the Delivery Date, if any.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

13.3
No Variation shall be made and no additional work shall be performed by Builder until the change in or addition to the work and the adjustments, if any, in the Contract Price and/or Delivery Date occasioned thereby, have been agreed in writing in a Variation Order in the form set out in Annex C, and signed for identification by authorized representatives of both parties. Such adjustments in the Contract Price and/or the Delivery Date shall be negotiated in good faith between Buyer and Builder.

13.4
Subject to Article VI (Change in laws, rules or regulations), if any Variation, modification or revision is compulsory for the Rig and its class, either party shall, upon receipt of such information from the Classification Society or such other regulatory body, promptly notify the other party in writing, and Builder shall thereupon incorporate such alterations or changes into the Works, subject to the execution of a Variation Order. Subject to Article VI (Change in laws, rules or regulations), any changes required by the Classification Society or regulatory bodies following revisions to the requirements of the Classification Society or regulatory body which occur after the Effective Date shall be for Buyer’s account.

13.5
If such amendments, modifications or revisions are not compulsory for the Rig or its classification, but Buyer desires to incorporate such amendments, modifications or revisions into the Specifications or the Works, then Buyer shall notify Builder and Builder shall proceed to perform such amendments, modifications, or revisions, subject to the execution of a Variation Order addressing appropriate adjustments (if any) to the Contract Price, Delivery Date (based on the principles set out in Article 13.2) and/or any other provisions of this Contract.  The costs and expenses incurred by Builder for such amendments, modifications or revisions shall be for Buyer’s account.

13.6
In the event that Buyer requests any change that would result in a net savings in cost then, subject to negotiations between the parties, the cost saving shall be to Buyer’s benefit and be credited in the final accounts on delivery of the Rig.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

13.7	Payment for Variation pursuant to this Article XIII (Variations) shall be paid within thirty (30) days from invoicing, or as agreed in the Variation Order.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XIV

INSURANCE OF OWNER’S SERVANTS AND REPRESENTATIVE

14.1
If Buyer should desire to have any third party or its representatives come into Builder’s and/or Builder's subcontractor’s shipyard to inspect or assist Buyer in the performance of any work, Builder may impose on Buyer reasonable requirements with regard to said third party's or Buyer’s representatives’ insurance coverage as a condition for admittance to Builder’s and/or Builder’s subcontractor’s shipyard.  Buyer shall bear full responsibility for such third party or Buyer’s representatives and for their acts while in Builder's and/or Builder's subcontractor’s shipyard.

14.2
Buyer shall be liable for and shall defend, indemnify and hold harmless Builder against any loss of and/or damage to property and/or injury to or death of any third party (which are not already included in Article XXV Builder’s and Owner’s Indemnities) where such loss of and/or damage to property and/or injury to and/or death of such third party is howsoever caused by Buyer.

14.3
Builder shall be liable for and shall defend, indemnify and hold harmless Buyer against any loss of and/or damage to property and/or injury to or death of any third party (which are not already included in Article XXV Builder’s and Owner’s Indemnities) where such loss of and/or damage to property and/or injury to and/or death of such third party is howsoever caused by Builder.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XV

WARRANTIES

15.1	Builder warrants that the material and workmanship employed in the construction of the Rig shall be free from defects and shall comply with this Contract.

15.2
The foregoing warranty of Builder shall be for a period of twelve (12) months (“Warranty Period”) after the delivery by Builder and acceptance by Buyer of the completed Rig provided however that the Warranty Period shall be extended for a further period of twelve (12) months in respect of any work done by Builder to remedy any defect under this Article, but provided always that the Warranty Period shall in no circumstance exceed twenty four (24) months after the delivery of the Rig.

15.3
If at any time prior to the end of said Warranty Period, the Rig or any material, or workmanship is defective or found not to comply with the foregoing warranty of Builder, Buyer has agreed to give Builder written notice thereof within fifteen (15) days after Buyer’s discovery of such failure to comply, and Builder shall promptly upon receiving such notice, and at Builder’s cost and expense, repair or replace the same in good and proper operating condition sufficient to meet the requirements of this Contract and of Builder’s said warranties hereunder. Builder shall have no obligation to Buyer for any defects discovered or notified subsequent to the expiry of the Warranty Period.

15.4
Any repair or replacement to be carried out by Builder will be treated as priority by Builder and, if possible, be performed while the Rig is on location or at such other points as may be designated by Buyer. However, if Builder shall advise Buyer in writing that such repair or replacement can be made only in Builder’s shipyard, then Buyer shall either return the Rig (or the part or item affected where feasible to detach from the Rig) at Buyer’s sole cost to Builder’s shipyard for such repair or replacement, or advise Builder in writing that it is not convenient for Buyer to so return the Rig or component to Builder’s shipyard, in which later event Builder shall pay to Buyer an amount, in lieu of Builder’s making said repair or replacement, equal to the reasonable cost to Buyer of effecting such repair or replacement which cost shall be evidenced by invoice or other written evidence.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

15.5
For component or equipment manufactured by original equipment manufacturers or vendors (collectively “OEM”), which are installed or incorporated into the Rig, the warranty provided herein to Buyer for such component or equipment shall be limited to the warranties obtained by Builder from the respective OEM.  Builder shall assign to Buyer all its rights to these warranties from the OEM on the delivery of the Rig and Buyer shall seek its remedies or enforce its rights against the OEM in the event of a warranty claim at its sole cost and expense. Builder shall use all reasonable endeavours to require OEMs to agree that their warranties shall commence on the delivery of the Rig to Buyer.  Builder shall use all reasonable endeavours to obtain for Buyer’s benefit that all warranties obtained are standard warranties from the OEM inclusive of standard terms and conditions.

15.6
The foregoing warranties are in lieu of all other warranties and/or guarantees and no other warranties and/or guarantees expressed, implied or statutory are given by Builder by virtue of this Contract. The obligations of Builder to Buyer set forth in this Article are the exclusive liabilities of Builder to Buyer for any defects in workmanship and material incorporated in the Rig under the Contract, and Builder shall not be liable to Buyer for any negligence or strict liability, or otherwise in respect of said workmanship and material. Builder shall not be responsible or liable for any defects whatsoever other than the defects specified in this Article. No employee or representative of Builder is authorised to change this warranty in any way or grant any other warranty.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

15.7
Builder shall not be responsible for any defects in any part of the Rig which have been caused subsequent to delivery of the Rig by any replacement or repair work performed by any other contractor, or for any defects to the extent the same have been caused by use in excess of specified design limitations or improper maintenance of the Rig on the part of Buyer, its servants or agents or by ordinary wear and tear.

15.8
Builder shall in all circumstances not be responsible or liable for any consequential or special losses, damages or expenses (including but not limited to loss of use of the Rig, loss of time, loss of production, loss of profit or earnings, financing costs, loss of other contracts etc.), directly or indirectly howsoever occasioned by Buyer or any third party due to defects specified in this Article, or due to repairs or other work done to remedy such defects, or as a result of the failure of any work or item of material or equipment to meet the above stated warranties of Builder.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XVI

TAXES AND CHARGES

16.1
Builder shall pay (without seeking any reimbursement whatsoever from Buyer) all import, export, excise or other taxes or duties which may be levied by the authorities or government in Singapore in connection with all work to be performed hereunder by Builder or Builder’s subcontractors or suppliers up to delivery of the Rig including the sale and delivery in Singapore of the Rig. Buyer shall bear and pay any other sales, import and/or use taxes (except for income taxes of Builder) which may be levied or assessed upon the sale, import or use of the Rig after Delivery.

16.2
In the event that one party to this Contract (“Party A”) is obliged to make payment as a result of the failure of the other party to this Contract (“Party B”) to comply with its obligations under Article 16.1, Party B shall fully indemnify Party A upon Party A’s written demand, in respect of all costs which are incurred as a result of Party B’s failure to pay any sales, use, import, export, excise or other taxes or duties including GST.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XVII

DOCUMENTS TO BE FURNISHED

17.1
Upon acceptance of the Rig by Buyer, Builder shall at its cost furnish four (4) hard copy and one (1) set soft copy of all detailed construction drawings such as: general arrangement, structural, mechanical, piping system, electrical system and outfitting drawings, plus drawing indexes, corrected to agree with the completed construction of the Rig to Buyer for use by Buyer or its successors or assigns, to be used for the purposes herein designated. Buyer agrees that it shall not release any such information to third parties, except as needed for specific purposes connected with the sale, lease, use, operation, maintenance and repair of the Rig, and review by governmental authorities or underwriters.  Notwithstanding the generality of the foregoing, it is agreed that Builder shall not be obliged to provide to Buyer any proprietary information relating to the design of the Rig.

17.2
Builder further agrees to deliver or cause to be delivered to Buyer upon acceptance of the Rig by Buyer all necessary certificates, either final, if available or preliminary (if final not available), to clear the Rig through customs and administrative authorities.  All fees in respect of the classification and survey of the Rig by the Classification Society shall be paid by Builder.  Builder will furnish Buyer with copies of all significant correspondence and documents relating to each such classification and survey save for any proprietary and confidential information relating to the design of the Rig.

17.3	For the purpose of clarification, proprietary information shall have the same meaning as described in Article 5.5.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XVIII

CONFLICTS BETWEEN CONTRACT, SPECIFICATIONS AND CONTRACT DRAWINGS

18.1	The intention of the parties is that the provisions of these Articles and the Specifications are meant to supplement each other and be read and interpreted as a whole.

However, in the event there is any conflict between any of the provisions in the Articles herein and the Specifications, the provisions of the Articles herein shall prevail.

In the event there is any conflict between the Specifications and the drawings included in the Specifications, the Specifications shall prevail over the drawings.

In the event there is any conflict between drawings, the most recent drawings shall prevail.

In the event of any disputes as to conformity with Classification Society Rules, the decision of the surveyor of the Classification Society shall be final.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XIX

GOVERNING LAW AND DISPUTE RESOLUTION

19.1	This Contract shall be governed and construed by and in accordance with English law.

19.2
If any dispute between Buyer and Builder arises as to any matter arising under or out of or in connection with this Contract or the carrying out of work under this Contract, the parties shall in the first instance attempt to settle the dispute amicably by reference of the dispute to the senior management of the parties for negotiation and resolution.

19.3
If the dispute remains unresolved within a fourteen (14) days period from the commencement of such negotiation, the parties shall attempt to settle such dispute by mediation in accordance with the Mediation Procedure of the Singapore Mediation Centre. Neither party may terminate the mediation until each party has made its opening presentation and the mediator has met each party separately. The mediation shall take place in Singapore and the language of the mediation shall be English.

19.4
If, and to the extent that, any such dispute has not been settled by mediation within fourteen (14) days of the commencement of the mediation, it shall be referred to and be finally determined by arbitration in Singapore and in accordance with the UNCITRAL Arbitration Rules for the time being in force, which rules are deemed to be incorporated by reference in this Article.

19.5
The arbitration and all documents to be employed therein shall be in the English language, and unless mutually agreed otherwise by the parties, shall be by a tribunal of three (3) arbitrators, two (2) of the arbitrators shall be separately appointed by the parties and the third shall be appointed by the Singapore International Arbitration Centre.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XX

TECHNICAL DISPUTES

20.1
In the event that a difference of opinion between Buyer and Builder arises concerning technical matters under this Contract, or in respect of material or workmanship affecting the classification of the Rig, Builder and Buyer agree to be bound by the decision of the surveyor of the Classification Society. The decision of the surveyor of the Classification Society shall be final and binding upon the parties and shall be given within thirty (30) days of receipt of parties’ statements of position.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XXI

SUBCONTRACTING AND SUPPLY

21.1	Without in any manner prejudicing the rights and obligations of Builder and Buyer hereunder, it is acknowledged and agreed by Buyer that:

(i)
Builder may cause part or the majority of the Works to be performed by one or more subcontractors provided however that Builder shall obtain Buyer’s consent in respect of any of the Works to be performed by a subcontractor outside of Singapore; and

(ii)
Builder shall have the discretion to select appropriate components and equipment for the Rig from OEM in respect of such component or equipment as specified in Appendix D (Drilling Equipment Rev 1) and Appendix D (Marine Equipment Rev 1) to the Specifications.

Builder shall keep Buyer informed of all major subcontract work to be performed overseas, and Builder shall use due care to select competent and efficient subcontractors and OEM.  Builder shall be fully responsible for the performance of all subcontractors and any segment of the Works performed by such subcontractors so that all production milestones and quality requirements are met.

All purchase orders issued by Builder shall contain a provision requiring the supplier to maintain spares for at least two years after delivery of the Rig and Builder shall provide all reasonable assistance to Buyer in enforcing such commitment.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XXII

ASSIGNMENT

22.1
This Contract shall bind and be for the benefit of the successors and assigns of the parties, and either party may assign this Contract subject to prior written consent of the other party which consent may not be unreasonably withheld.

22.2
Notwithstanding the provisions of Article 22.1, Buyer shall be entitled to assign or novate this Contract to any subsidiary or Affiliate of Buyer and Buyer shall be entitled to assign the benefit of Article XV (Warranties) to any purchaser of the Rig, it being understood that under no circumstances shall there be any assignment to a third party.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XXIII

INVENTORIES ON THE RIG AT DELIVERY

23.1
An inventory of unused lubricating oil, grease, fuel oil or other liquids, supplied by Builder and left on board in the respective tanks at delivery of the Rig shall be taken and paid for by Buyer at Builder’s documented cost. Payments therefor shall be made by Buyer to Builder immediately after receipt of invoice from Builder.

23.2	Builder shall assist Buyer to transfer Buyer’s items on board the Rig after delivery based on an agreed lump sum price or according to the Schedule of Rates (Annex B)

23.3.
Subject to availability of berthing space, Buyer may request for seven (7) days of free berthing after delivery.  Buyer shall pay for the cost of any services supplied by Builder in accordance with the Schedule of Rates (Annex B).

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XXIV

INSURANCE

24.1
Prior to the commencement of the Works and until the Delivery Date, Builder shall, at its cost and expense, carry and maintain insurance policies with reputable insurance companies in amounts not less than those specified for the types of insurance described below and furnish Buyer with Certificate(s) of Insurance evidencing the  insurance coverages relating to them:-.

(a)
Work Injury Compensation Insurance and Employers Liability Insurance in accordance with Singapore law with a minimum limit of US dollars 3,500,000 for any one claim or a series of claims arising out of one event.

(b)	General Third Party Liability Insurance for death, bodily injury or property damage with a minimum limit of US dollars 5,000,000 arising from any one accident or occurrence.

(c)
Third Party Automobile Liability Insurance for death or bodily injury (unlimited) or property damage (with a limit of US dollars 350,000) in Singapore and Malaysia and arising from one claim or a series of claims.

(d)
Construction Risks Insurance in an amount equal to the Contract Price for loss or damage to the Rig and all machinery, materials and equipment (including any OFE installed pursuant to a Variation Order) (the cost of any increase in insurance premiums to be borne by Buyer as reflected in the variation order) forming part of or intended to be incorporated into the Rig from the time they are delivered to the Builder’s yard. The insurance shall include loss or damage from a tsunami, a hurricane, an earthquake or a volcanic eruption, war or strikes.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

24.2
The Construction Risks Insurance shall (a) be taken out in the name of Builder as the principal assured and include Buyer as an additional or other assured (b) provide that it will not be cancelled or its coverage reduced except upon twenty (20) days prior written notice to Buyer; and (c) contain waiver of subrogation provisions pursuant to which the insurer waives all express or implied rights of subrogation against Builder and Buyer, their parent companies, subsidiaries and associate companies.

24.3
Builder and Buyer agree that in the event the Rig (or any component part, equipment or system etc.) is damaged at any time prior to the Delivery Date and such damage does not constitute an actual or constructive total loss, the proceeds from the Construction Risks Insurance shall be applied by Builder to the repair of the damage.

24.4
In the event at any time on or before the Delivery Date, the Rig is    damaged to such an extent so as to constitute an actual or constructive total loss, and unless the parties otherwise agree in writing, Builder shall from the proceeds of the Construction Risks Insurance or, in any event, not later than nine (9) months following the date of the actual or constructive total loss, refund to Buyer the amount of all instalments of the Contract Price paid by Buyer to Builder pursuant to the Contract. Upon payment of all sums due to Buyer consistent with this clause, the Contract shall be deemed to be automatically terminated and all rights, duties and obligations of each of the parties to the other shall be considered fully discharged forthwith.

24.5
Notwithstanding Articles 24.3 and 24.4 above, if prior to the Delivery Date, the Rig is so substantially damaged that it cannot be repaired within one hundred and fifty (150) days of the Delivery Date, Buyer may at its option, terminate this Contract upon written notice to Builder.  In the event the Contract is so terminated:

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

(a)	Builder shall lodge a claim under the Construction Risks Insurance

(b)
Builder shall refund to Buyer from the proceeds of the Construction Risks Insurance (or, in any event, not later than nine (9) months following the date on which the Rig was substantially damaged), the amount of all instalments of the Contract Price paid to date by Buyer.

24.6
In the event that the Delivery Date is delayed for any cause due to Buyer, any additional premium incurred by Builder to extend the Construction Risks insurance shall be paid by Buyer as agreed in the Variation Order.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XXV

BUILDER’S AND OWNER’S INDEMNITIES

25.1
Builder agrees to protect, indemnify and hold Buyer free and harmless from and against any and all claims or liabilities (including, without limitation, the cost of the suit and reasonable attorney's fees) arising in favour of any of Builder's (or its affiliates), employees, agents, officers, invitees, subcontractors (or their servants) or representatives, or any survivor of the foregoing on account of injury to or death of any such parties or damage to any of their property attributable to the actions (or lack thereof) by any such parties in connection with the Rig and/or work performed pursuant to this Contract, regardless of whether Buyer and/or its subcontractors and/or others may be wholly, partially or solely negligent or otherwise at fault.

25.2
Buyer agrees to protect, indemnify and hold Builder and its subcontractors free and harmless from and against any and all claims or liabilities (including, without limitation, the cost of the suit and reasonable attorney's fees) arising in favour of any of Buyer's (or its affiliates) employees, agents, officers, invitees, subcontractors (or their servants) or representatives, or any survivor of any of the foregoing on account of injury to or death of any such parties or damage to any of their property except as regards Rig attributable to the actions (or lack thereof) by any such parties in connection with the Rig and/or work performed pursuant to this Contract, regardless of whether Builder or its subcontractors and/or others may be wholly, partially or solely negligent or otherwise at fault.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XXVI

PATENT INDEMNITIES

26.1
Builder warrants that ownership or operation of the Rig shall not at any time infringe any patent rights, utility model rights, trade mark rights or copyrights in any country.  Builder shall without limit of time defend any claim, suit or proceedings brought against Buyer relating to the infringement of any of the rights aforementioned by reason of Buyer’s possession, ownership or operation of the Rig and Builder shall indemnify, defend and hold harmless Buyer from and against any such claim, suit or proceedings.  Buyer shall promptly notify Builder of any such claim suit or proceeding and shall permit Builder to take control and settlement of such claim, suit or proceedings; provided however no settlement which purports to acknowledge on Buyer’s behalf the validity of any patent shall be entered into without the Buyer’s written consent. Buyer shall provide information and assistance to Builder as may be reasonably necessary to aid in the conduct and settlement of the claim, suit or proceedings. Buyer shall be entitled to participate in the settlement through its selected representatives and/or attorneys.  Provided always that the indemnity provided herein by Builder shall not apply to OFE or items purchased using PC Sum as described in Article 3.2.

26.2
Buyer shall, without limitation of time, defend any claim, suit or proceeding brought against Builder, its parent, holding, or affiliated companies, alleging that the construction or use by Builder, pursuant to this Contract, of any design, process, device, apparatus specified or furnished by Buyer and mounted upon or used in connection with the Rig constitutes infringement of any patent, and Buyer shall indemnify, defend and save Builder, its parent, holding and affiliated companies, harmless from and against any such claim, suit or proceeding.  Builder shall promptly notify Buyer of any such claim, suit or proceeding and shall permit Buyer to control the conduct and settlement of such claim, suit or proceeding; provided however, no settlement which purports to acknowledge on Builder’s behalf the validity of any patent shall be entered into without Builder’s prior written consent.  Builder shall provide information and assistance to Buyer, at Builder’s expense, as may be reasonably necessary to aid in the conduct and settlement of the claim, suit or proceeding.  Builder shall be entitled to participate, at its own expense, in the conduct and settlement of such claim, suit or proceeding through its selected representatives and attorneys.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

26.3
Buyer acknowledges that Builder may disclose to Buyer confidential information and intellectual property relating to the Rig belonging to Builder, including the Rig’s design, construction, engineering and technical specifications, know-how, procedures, processes, drawings and plans, and Buyer agrees not to reproduce, reverse-engineer, decompile, or disassemble in any manner or form any such confidential information or intellectual property, except with the prior written consent of or express license from Builder.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XXVII

USE OF CRANES

27.1	Builder has the right to use the Rig cranes forming a part of Builder’s furnished equipment, but only:

(a)	for the purpose of construction of the Rig;

(b)	in accordance with manufacturer's instructions; and

(c)	using duly qualified crane operators.

Any repairs to such cranes made necessary by the use by Builder shall be for the account of Builder and shall be carried out prior to the Delivery Date.

27.2	On delivery of the Rig, if any of the Rig cranes has been used by Builder for more than six hundred (600) hours, Builder shall provide to Buyer free of charge new wires for the relevant cranes.

27.3	Prior to delivery of the Rig, Builder shall ensure that the OEM has conducted a full inspection of the Rig cranes with Buyer and any deficiencies will be rectified prior to delivery.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XXVIII

EVENTS OF DEFAULT

28.1	The following shall constitute events of default of Builder under the Contract:

(a)
Builder voluntarily or involuntarily being made a part to any receivership, liquidation, or bankruptcy proceeding (which proceedings are not stayed within thirty (30) days of the service of such procedings on Builder) or becoming insolvent or in the event Builder is unable to meet all or part of its financial or other obligations under this Contract, unless as a result of Buyer's failure to make payments of not less than United States Dollars Five Million (US$5,000,000) as due under this Contract.

(b)
The failure by Builder to remedy, within thirty (30) days of Buyer’s written notice to Builder a default by Builder to substantially perform any of the covenants, agreements or undertakings on its part to be performed under this Contract, or if the default is not reasonably capable of being remedied within thirty (30) days, the failure by Builder to commence remedial action within the same thirty (30) days period and to diligently proceed with such action.

(c)	If the deficiency in any variable loads as set out in Article XI (Damages for delays / incentive for early completion) exceeds five percent (5%) of the specified load.

(d)	If non-permissible delays exceeds one hundred and thirty (130) days.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

28.2	The following shall constitute events of default of Buyer under this Contract:

(a)
Buyer's voluntarily or involuntarily being made a part of any receivership, liquidation or bankruptcy proceeding (which proceedings are not stayed within thirty (30) days of the service of such procedings on Buyer) or becoming insolvent or otherwise unable to meet all or part of its financial or other obligations under this Contract.

(b)
Failure to make any payments due hereunder on the due date, provided that Builder shall notify Buyer in writing of any such default and Buyer shall have a period of seven (7) days thereafter to cure any such default.

(c)
Failure by Buyer to remedy within seven (7) days (in respect of a payment default or thirty (30) days for all other defaults) of Builder's written notice to Buyer, a failure by Buyer to substantially perform any of the covenants, agreements or undertakings on its part to be performed under this Contract.

28.3	In the event of default by Builder, Buyer may at its option elect to proceed on either one of the following options:

(a)	terminate this Contract in the manner set out in Article 28.4; or

(b)
without prejudice to Buyer’s right to recover liquidated damages for delay pursuant to Article XI (Damages for Delays / Incentive for Early Completion), Buyer may allow Builder to continue to complete the construction of the Rig in the manner set out in Article 28.5.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

Buyer shall indicate its option within thirty (30) days from Builder’s request to exercise its option, failing which Buyer is deemed to have waived its right to terminate this Contract.

28.4	In the event that Buyer elects to terminate the Contract pursuant to Article 10.5 or Article 28.3(a) due to an event of default by Builder:

(a)	Buyer shall notify Builder in writing of its intention to do so and such termination shall be effective as of the date when such notice is received by Builder.

(b)
Builder shall refund (together with interest at two (2) percent above LIBOR) to Buyer the full amount of all sums received by Builder on account of the Rig excluding any PC Sum paid and shall at Buyer’s option and Builder’s costs make available the OFE at Builder’s shipyard for return to Buyer, alternatively, at Buyer’s option and without obligation on Buyer, in respect of the OFE pay to Buyer the invoiced cost of same on production by Buyer of reasonable evidence of the costs of purchase of the OFE.

(c)	Buyer shall not in the event of the termination of this Contract hereunder be entitled to any liquidated damages under Article XI (Damages for Delays / Incentive for Early Completion).

(d)
Upon such refund by Builder to Buyer as aforementioned, all obligations, duties and liabilities of each of the parties to the other under this Contract shall be forthwith completely discharged, and the uncompleted Rig shall belong to Builder and Buyer shall have no further claim on Builder.

28.5
In the event Buyer elects pursuant to Article 28.3(b) to allow Builder to continue to complete the construction of the Rig, Builder shall pay Buyer the liquidated damages due pursuant to Article XI (Damages for Delays / Incentive for Early Completion), and Builder shall work with Buyer to produce an acceptable schedule for the completion of the remaining work on the Rig and work diligently to complete the construction of the Rig.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

28.6	Should Buyer commit an act of default under Article 28.2 herein, Builder at its option, may after the expiry of any period allowed to Buyer under Article 28.2 to remedy such default:

(a)
by notice in writing to Buyer ("Suspension Notice") suspend the Works until Buyer's default is remedied, and the Delivery Date shall be extended by the length of time the Works is so suspended; and also (whether or not a Suspension Notice is, has been or will be given)

(b)
by notice in writing ("Termination Notice") terminate the Contract if the default is not remedied and continues for a further period of seven (7) days from the expiry of any period allowed to Buyer under Article 28.2 to remedy such default (which period is of the essence of the Contract).

Upon receipt by Buyer of the Termination Notice, the Contract shall forthwith become terminated, and in that event, notwithstanding any provision in this Contract herein, property in the Rig and all the materials and equipment forming part of the Rig or intended to be incorporated into it (including any OFE already installed in or affixed to the Rig) shall in accordance with Article 7.1 herein remain with Builder.  Further, it is understood that Builder shall be entitled to retain all payments made under the Contract by Buyer to Builder before termination since the Contract is not a simple contract of sale of goods and there will have been no total failure of consideration for those payments.   Any OFE which has not been installed in or affixed to the Rig shall be returned by Builder to Buyer.

The remedies set out in this clause 28.6 shall be Builder’s sole remedy in respect of Buyer’s default.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XXIX

COMPLIANCE WITH LAWS

29.1
Builder shall abide by and comply with all valid laws and regulations of Singapore.  Builder will avoid or refrain from performing any work or services under the Contract that may be an actual or possible breach of any sanctions, prohibition or requirement imposed by the laws, regulations, resolutions, or administrative orders of the United States of America, applicable to any of Builder’s obligations under the Contract.  Where Builder is so prevented from performing any work or services under the Contract, Builder shall have no liability to Buyer.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XXX

LIMITATION ON BUILDER’S LIABILITY

30.1
Notwithstanding anything to the contrary set forth herein in this Contract, neither Builder nor Buyer shall be liable to the other for any loss of use of the Rig, loss of time, loss of production, loss of profit or earnings, financing costs, loss of other contracts, or for any indirect financial or indirect economic loss, or for any indirect or consequential damages whatsoever that may be suffered by the other and howsoever the same may have been caused whether by way of indemnity or by reason of any breach of this Contract or of statutory duty or by reason of tort (including but not limited to negligence).

30.2
Notwithstanding any provision to the contrary herein (save as provided in Articles 2, 14, 16, 24.4, 25, 26, 28.4, and 29), Builder's maximum liability to Buyer arising out of or in connection with the Contract for any loss or damage including but not limited to: liquidated damages for delay, costs, claims or expenses, howsoever they may have been caused, whether arising under common law, contract, tort, equity or statute shall be limited in the aggregate to United States Dollars Eight Million Six Hundred Thousand (US$8,600,000).  Buyer agrees to release and hold harmless Builder, its officers, servants, and subcontractors from and against any liability in excess thereof.  Builder and Buyer agree that this provision is a reasonable allocation of risks between the parties.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XXXI

MISCELLANEOUS

31.1	Throughout the term of this Contract, Builder shall be an independent contractor vis a vis Buyer.

31.2
The intellectual property rights relating to designs, drawings, Specifications, instructions, manuals, computer programs and other documents created or produced by Builder or its subsidiaries which are proprietary to Builder, shall be and remain the property of Builder.

31.3
This Contract and its surrounding circumstances, including all prices and any information such as documents, design, drawings, Specifications, instructions, manuals, computer programs relating to the design and construction of the Rig which are provided by Builder to Buyer or which may otherwise be acquired by Buyer, regardless of whether they are Builder’s proprietary information, shall not be disclosed to any third party (except for Buyer’s professional advisors or as may be required by any applicable law, stock exchange, or regulatory authorities) without the prior authorization of Builder.  Buyer shall be responsible for keeping confidential all such information, and shall not permit any such information to be shown, reproduced or otherwise disclosed to any third party by itself, its subcontractors or their respective personnel.

31.4
Where a provision in this Contract for any reason becomes unenforceable or invalid, the remainder of the Contract shall remain in full force and effect.  Where severance of a non-enforceable provision in the opinion of either party materially affects the other rights or obligations under the Contract, the parties shall endeavour to remedy the situation to their mutual satisfaction.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

31.5
The parties have entered into this Contract freely, willingly, and on equal commercial basis, having had the opportunity to fully consider the contents of the Contract.  It is hereby agreed that no terms or conditions herein shall be construed against a party simply by reason that the party had proffered a particular term or condition.

31.6
Save as set forth in this Contract, a person who is not a party to this Contract has no right whatsoever to enforce any term of this Contract.  For the avoidance of doubt, the parties agree that the application of any statutes which may confer rights on third parties is expressly excluded.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XXXII

EFFECTIVE DATE OF CONTRACT

32.1
The rights and obligations of the parties under the following Articles are effective on and from the date of this Contract and shall not be conditional upon the fulfillment of any of the conditions set out in Article 32.2:

(a)	Article XIX (Law and Dispute Resolution);

(b)	Article XXXI (Miscellaneous);

(c)	Article XXXII (Effective Date of Contract); and

(d)	Article XXXIII (Notices).

32.2	This Contract is subject to, and shall become effective and legally binding on the parties when the following conditions shall have been complied with:

(a)	upon receipt by Builder of the sum of US$34,400,000 on execution of this Contract in accordance with Article 3.2(a) herein;

(b)	upon delivery by each party to the other of its Board of Director’s resolutions approving the execution of the Contract.

Builder and Buyer shall take all reasonable steps to cause the aforesaid conditions to be satisfied and this Contract to become effective no later than 8 October 2010.

32.3	The date upon which the above conditions in Article 32.2 shall all have been satisfied shall be known hereunder as the “Effective Date”.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

32.4
If the conditions for this Contract to become effective shall for any reason not have been satisfied prior to midnight, fifteen (15) days after the award of the Contract or such other date as may be extended by mutual agreement between the parties, then this Contract shall become voidable at the option of Builder by giving of notice to Buyer.  In such event the parties hereto shall be immediately and completely discharged from all obligations to the other hereunder.

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

ARTICLE XXXIII

NOTICES

33.1
All notices and communications required to be given hereunder shall be in the English language and be served by delivering the same by courier or in person to such other party, or by facsimile with a transmission report evidencing the successful transmission of the same.

33.2	Such notices and communications shall be addressed to the respective party’s authorized representative {as described in Article XII (Buyer’s Representative and Builder’s Representative)}.

33.3
Notice so given shall be effective if and when (as the case may be) it arrives by courier at the specified address or is delivered in person at the specified address or is successfully transmitted (as evidenced by a transmission report) by facsimile to the specified facsimile number, regardless of the time when it is first personally received or seen by, or otherwise comes to the attention of, the relevant party or its authorized representatives.

33.4	For the purpose of notice the addresses of the parties shall be:

BUYER
ATWOOD OCEANICS PACIFIC LIMITED
C/o: 332A-11C, 11th Floor, Plaza Ampang City
Jalan Ampang, 50450 Kuala Lumpur
Malaysia
Telephone No.	:	+603 2773 9714
Fax No.	:	+603 4257 9208
Email	:	tdyne@atwd.com

Attention:                    Tony Dyne (Director)

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010

BUILDER
PPL SHIPYARD PTE LTD
21 Pandan Road
Singapore 609273
Telephone No	:	(65) 6265 0477
Fax No	:	(65) 6264 4130 / 6268 1203
Attention	:	Douglas Tan (Managing Director)

IN WITNESS WHEREOF, the parties hereto have executed this Contract in multiple originals effective as of the day and year first above written.

For and on behalf of Buyer	For and on behalf of Builder
ATWOOD OCEANICS	PPL SHIPYARD PTE LTD
PACIFIC LIMITED

/s/ Geoffery C. Wagner	/s/ Douglas Tan Ah Hwa
Name: Geoffery C. Wagner	Name: Douglas Tan Ah Hwa
By Direction under	Managing Director
Power of Attorney
dated 30 September 2010

WITNESS : /s/ Barry Smith	WITNESS : /s/ Kim Yung Tan

Date : October 1, 2010	Date: 1/10/2010

Rig Construction Contract for 2nd Rig P2032 – 01 October 2010